EXHIBIT 99.1

Remote Dynamics, Inc. Announces Closing of Series B Secured Convertible Note and Warrant Private Placement and Acquisition of BounceGPS, Inc.

RICHARDSON, Texas, December 6, 2006 -- Remote Dynamics, Inc. (OTCBB: REDI), a leading provider of telematics-based management solutions for commercial fleets, today reported that the Company has entered into a Note and Warrant Purchase Agreement for the sale of up to $1,754,000 of series B secured convertible notes ("Series B Notes") including original issue discount notes ("OID Notes") in the aggregate amount of $701,600 in a private placement transaction with several institutional and accredited investors.

The private placement is structured to occur in four closings, each providing $438,500 in gross proceeds to the Company. The first closing occurred on December 4, 2005. The second closing will occur within five business days after the date that the Company files a preliminary proxy statement with the SEC with respect to stockholder approval of an increase in the number of its authorized shares of common stock to at least 575,000,000 and a one-for-fifty reverse stock split of its common stock. The third closing will occur within five business days after the date that the Company files an amendment to its Certificate of Incorporation making effective the increase in number of authorized shares and the reverse stock split. The fourth closing will occur within five business days after the date that an initial resale registration statement for the shares underlying the notes and warrants issued in the private placement is declared effective by the SEC. Each closing is subject to certain other conditions being satisfied, as more fully described in the Company's Form 8-K filing with the SEC dated December 6, 2006.

Midtown Partners & Co., LLC, an NASD member firm, acted as the sole placement agent in the private placement. In connection with the private placement, the Company will pay to Midtown Partners consideration consisting of (a) a cash sales commission of $150,480, (b) warrants to purchase 54,723,333 shares of common stock (representing 15% of the aggregate number of shares of common stock issuable upon conversion of the notes sold in the private placement and issued pursuant to the Share Exchange Agreement), with each warrant having an exercise price of $0.016 per share and being exercisable for ten years, (c) E-7 Warrants to purchase 29,525,000 shares of common stock (representing 15% of the aggregate number of shares of common stock underlying the E-7 Warrants sold in the private placement and issued pursuant to the Share Exchange Agreement), and (d) F-4 Warrants to purchase 29,525,000 shares of common stock (representing 15% of the aggregate number of shares of common stock underlying the F-4 Warrants sold in the private placement and issued pursuant to the Share Exchange Agreement). The Company also agreed to pay legal fees in the amount of $35,000 to legal counsel for the investors in the private placement.

The Series B Notes and the OID Notes are secured by all of the assets of the Company, subject to existing liens, are due December 4, 2009 and begin amortization of principal (in nine quarterly installments) on August 1, 2007. The Company may make principal installment payments in cash or in registered shares of the Company's common stock. If paid in common stock, certain conditions must be satisfied, and the number of registered shares to be paid to the holder must be an amount equal to the principal installment amount divided by the greater of (i) $0.02 and (ii) 90% of the average of the volume weighted average trading prices of the common stock for the ten trading days immediately preceding the principal payment. The Series B Notes and OID Notes are convertible into Company common stock at an initial conversion price of $0.016 per share, subject to reduction if the Company fails to achieve specified financial and operating milestones and subject to adjustment for stock splits and combinations, certain dividends and distributions, reclassification, exchange or substitution, reorganization, merger, consolidation or sales of assets; issuances of additional shares of common stock, and issuances of common stock equivalents

The purchasers of the notes also received the following common stock purchase warrants:

      o Series E-7 Warrant to purchase up to 82,218,750 million shares in the aggregate of common stock at an exercise price of $0.02 per share;

      o Series F-4 Warrant to purchase 82,218,750 million shares in the aggregate of common stock at an exercise price of $0.03 per share;

The exercise of all of the E-7 and F-4 and C-3 warrants would result in the Company's receipt of up to $4,110,937 in additional cash proceeds.

As a result of the private placement and pursuant to the terms of "most favored nations" rights granted to investors in the Company's February 2006 private placement of its series A senior secured convertible notes ("Series A Notes"), the Company expects to issue to certain of its February 2006 private placement investors, in exchange for $1,652,111 principal amount of the Series A Notes, an additional (i) $1,784,111 principal amount of Series B Notes, (ii) $713,644 principal amount of OID Notes, (iii) E-7 Warrants to purchase 83,690,203 shares of its common stock and (iv) F-4 Warrants to purchase 83,690,203 shares of its common stock. The Company will receive no additional proceeds from the exchange.

"With the closing of this transaction and our recently implemented cost saving initiatives, we currently believe that the company has sufficient working capital to fund operations until the company achieves positive cash flow, said Neil Read, the Company's Vice President, Chief Financial Officer, Treasurer and Secretary. We are pleased with the vote of confidence placed in our newly revised business plan by our existing and new investors."

Acquisition of BounceGPS, Inc.

The Company also announced that it has entered into a Share Exchange Agreement in which the Company acquired 100% of the capital stock of BounceGPS, Inc., and issued to the sole stockholder of BounceGPS, Inc. the following:

      o 5,000 shares of the Company's newly authorized series C convertible preferred stock ("Series C Preferred Stock")

      o     A Series B Note in the principal amount of $660,000

      o     An OID Note in the principal amount of $264,000

      o     An E-7 Warrant to purchase 30,937,500 shares of common stock

      o     A F-4 Warrant to purchase 30,937,500 shares of common stock

The Series C Preferred Stock is convertible into the Company's common stock at an initial conversion rate equal to (x) 51% of the number of the Company's fully diluted shares divided by (y) the number of shares of Series C Preferred Stock originally issued

The terms of the Series C Preferred Stock are more fully described in the Certificate of Designations, Preferences and Rights of the Series C Preferred Stock which is attached as Exhibit 10.9 to the Form 8-K filed by the Company on December 6, 2006 with the SEC.

David Walters, who became Chairman of the Company's Board of Directors upon completion of the acquisition, said: "We are excited about the opportunity to move the BounceGPS operations forward in combination with Remote Dynamics."

The Company intends to use the net proceeds from the financing transaction to fund its business plan. The Company is obligated to register the common stock issuable upon conversion of the Series B Notes, OID Notes, the exercise of the Series E-7 and F-4 warrants and shares underlying the Series C Preferred Stock for public resale under the Securities Act of 1933, as amended. The company is further required to seek stockholder approval to amend the Company's certificate of incorporation to increase the number of shares of common stock authorized to 525,000,000 and to effectuate a reverse split of its common stock at a ratio of one-for-fifty shares. Each holder of a secured convertible note is restricted from either converting the notes into the Company's common stock or exercising the warrants for the purchase of the Company's common stock to the extent that such conversions or exercises would result in the holder beneficially owning more than 4.9 percent of the Company's common stock, or 9.9 percent of the Company's common stock without providing the Company at least 61 days prior notice of its intent to waive the applicable conversion restriction.

The Company intends to file a Form 8-K with the SEC on December 6, 2006, which will be available at the SEC's website at http://www.sec.gov, that will include all of the agreements entered into between the investors in the Series B offering and the Company and the agreements for the acquisition of BounceGPS, Inc.

About Remote Dynamics:

Remote Dynamics, Inc. provides patented state-of-the-art mobile resource management solutions that contribute to higher customer revenues, enhanced operator efficiency and improved cost control. Combining GPS and wireless telematics with supply chain management, the company's solutions improve mobile worker productivity through real-time position and route reporting, as well as exception-based reporting that analyzes mobile workforce inefficiencies for operational optimization. More information about Remote Dynamics is available online at http://www.remotedynamics.com.

About BounceGPS, Inc.:

Trusted by owners and managers in utility contracting, green and many industries, BounceGPS, Inc. delivers GPS-based fleet management solutions to a wide range of companies. The company's solutions include loss prevention, driver performance monitoring, and vehicle and asset tracking. More information about BounceGPS, Inc. is available online at http://www.bouncegps.com.

About Midtown Partners & Co., LLC:

Originally founded in May 2000, Midtown Partners & Co., LLC is an investment bank focused on private placement investment banking opportunities. The investment banking group at Midtown Partners & Co., LLC was founded on the premise that client relationships and industry focus are keys to the success of emerging growth companies. Such companies require investment banking services from a firm with a unique understanding of the marketplace and the nature of these transactions. Additional information can be found at http://www.midtownpartners.com.